FORM 3
                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.       Name and Address of Reporting Person

         Yun                        Daniel
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        (Last)                     (First)                   (Middle)

         c/o Emergent Management Company, LLC, 375 Park Avenue
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                                   (Street)

         New York                     NY                      10152
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         (City)                     (State)                   (Zip)

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2.       Date of Event Requiring Statement  (Month/Day/Year)

         8/31/2000
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3.       IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.       Issuer Name and Ticker or Trading Symbol

         Dynamic International, Ltd. (DYNI)
=======================================================-========================
5.       Relationship of Reporting Person(s) to Issuer (Check all applicable)

         [ X ]   Director                      [   ]   10% Owner
         [   ]  Officer (give title below)     [   ]   Other (specify below)
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6.       If Amendment, Date of Original (Month/Day/Year)

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7.       Individual or Joint/Group Filing (Check Applicable Line)

         [ X ]  Form filed by One Reporting Person
         [   ]  Form filed by More Than One Reporting Person

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
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             TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
================================================================================

------------------------------- ---------------------------- ---------------------------- ----------------------------

                                2. Amount of Securities       3. Ownership Form:           4. Nature of Indirect
 1. Title of Security              Beneficially Owned            Direct (D) or                Beneficial
    (Instr. 4)                     (Instr. 4)                    Indirect (I) (Instr. 5)      Ownership (Instr. 5)
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
Common Stock, par value $0.001          22,718,383                        I                 (1) By limited liability
                                                                                            company
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
------------------------------- ---------------------------- ---------------------------- ----------------------------
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

* Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

If the form is filed by more than one reporting person,  see Instruction 5(b)(v)


              TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


----------------- ------------------------ ------------------------------ ------------------ ---------------- -------------------
                                                                                             5. Owner-
                                                                                                ship Form of
                                                                           4. Conversion        Deriva-tive
                  2. Date                                                     or Exercise       Security:        6. Nature of
1. Title of          Exercisable and         3. Title and Amount of           Price of          Direct (D)          Indirect
   Derivative        Expiration Date            Securities Underlying         Derivative        Indirect (I)        Beneficial
   Security          (Month/Day/ Year)          Derivative Security           Security          (Instr. 5)          Ownership
   (Instr. 4)                                   (Instr. 4)                                                          (Instr. 5)
----------------- ------------------------ ------------------------------- ------------------ ---------------- -------------------
                  Date         Expiration  Title        Amount or
                  Exercisable  Date                     Number of Shares
----------------- ------------ ------------ ----------- ------------------  ------------------ ---------------- -------------------

----------------- ------------ ------------ ----------- ------------------- ------------------ ---------------- -------------------
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

Explanation of Responses: (1) The Common Stock is held by Emergent Management Company, LLC, of which the Reporting Person serves as manager. The Reporting Person disclaims beneficial ownership of shares of Dynamic International, Ltd. Common Stock held by Emergent Management Company, LLC, except to the extent of his pecuniary interest therein.

 By:  /s/ Daniel Yun                                          10/4/2000
---------------------------------------------            ------------------
 **Signature of Reporting Person                                 Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB Number.
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